UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2008

Shoe Pavilion, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23669	94-3289691
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13245 Riverside Drive, Suite 450
Sherman Oaks, California    91423
(Address of principal executive offices including zip code)

(818) 907 9975
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 17, 2008, Shoe Pavilion, Inc. (the "Company") received a Nasdaq Staff Determination letter from the Listing Qualifications Department (the "Staff") of The Nasdaq Stock Market ("Nasdaq"), indicating that, after review of the Company's recent announcement that it had filed for protection under Chapter 11 of the U.S. Bankruptcy Code, and using Nasdaq's broad discretionary authority under Marketplace Rules 4300, 4450(f) and IM-4300, the Staff had determined that the Company's securities will be delisted from the Nasdaq Global Market and that trading in the Company's common stock will be suspended at the opening of business on July 28, 2008, subject only to the Company's right to appeal the determination. If the Company does not appeal Nasdaq's determination, its common stock will be delisted from the Nasdaq Global Market on July 28, 2008 and will not be immediately eligible for listing on the OTC Bulletin Board. Delisting will make the Company's common stock more difficult to trade, will likely reduce the trading volume and further depress the price of the common stock. The Company currently does not intend to exercise its right to appeal Nasdaq's determination.

In the notice, Nasdaq advised the Company that Nasdaq had made its determination after considering the Company's filing for bankruptcy on July 15, 2008 specifically, but also public interest concerns generally, as well as concern regarding the residual equity interest of the Company's existing securities holders. Additionally, the Nasdaq staff voiced concern over the Company's ability to come back into compliance with the $1 minimum bid price requirement of Marketplace Rule 4450(a)(5). As previously disclosed, on June 19, 2008, the Staff notified the Company of its non-compliance with this rule because the bid price of its common stock had closed below $1.00 per share for 30 consecutive trading days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 22, 2008

Shoe Pavilion, Inc.

By: /s/ MICHAEL P. MCHUGH

Michael P. McHugh
Executive Vice President and Chief Financial Officer